Certificate of Designation, Number, Voting Powers,
           Preferences and Rights of the Series of the Preferred Stock
                                       of
                            COVOL TECHNOLOGIES, INC.
                                To be Designated
                      Series B Convertible Preferred Stock


         Covol Technologies, Inc., a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and in accordance with the provisions of Section 151 of the General Corporation Law of Delaware ("DGCL"), certifies that the Board of Directors of the Corporation, at a meeting duly called and held pursuant to Section 141 of the DGCL, duly adopted the following resolution providing for the establishment and issuance of a series of Preferred Stock to be designated as "Series B Convertible Preferred Stock" and to consist of 312,882 shares as follows:

         RESOLVED, that, pursuant to the authority expressly granted and vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 312,882 shares, to be designated as "Series B Convertible Preferred Stock" (the "Series B Preferred"); the Board of Directors be and hereby is authorized to issue such shares of Series B Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and subject to the limitations provided by law and by the Certificate of Incorporation, as amended, the powers, designations, preferences and relative, participating, option or other special rights of, and the qualifications, limitations or restrictions upon, the Series B Preferred Stock shall be as follows:

         Section 1.        Definitions.

         "Common Stock" means, collectively, the Corporation's common stock, par value $.001 per share.

         "Conversion Stock" means shares of the Corporation's Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

         "Junior Securities" means any of the Corporation's Common Stock.

         "Liquidation Value" of any Share as defined in Section 2A hereof, as of any particular date shall be equal to $7.00.

         "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series B Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series B Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Redemption Date" as to any Share means the date specified in the notice of any redemption at the Corporation's option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

         Section 2.        Dividends.

         2A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends to the holders of the Series B Preferred Stock as provided in this Section. Except as otherwise provided herein, dividends on each share of the Series B Preferred (a "Share") shall accrue on a daily basis at the rate of 7.29% per annum of the sum of the Liquidation Value thereof, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share is paid or the date on which such Share is converted into shares of Conversion Stock hereunder; provided, however, that no compounding of such dividends shall be authorized thereon; provided, also, that on March 18, 1998, the dividend rate of accrual will be modified one time to equal the rate for two-year treasury bonds as published in the Wall Street Journal on March 17, 1998 plus 1 1/2%. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividend, distribution or payment may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

         2B. Dividend Reference Date. To the extent not paid semi-annually on April 1 and October 1 of each year, commencing on the first semi-annual date following the date of issuance, all dividends which have accrued on each Share outstanding during the six month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

         2C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred, such payment shall be distributed ratably among the holders thereof based upon the number of Shares held by each such holder.

         2D. Payment of Stock Dividends. In the sole discretion of the Corporation, any dividends accruing on Shares of Series B Preferred may be paid in lieu of cash dividends by the issuance of additional Shares of Series B Preferred (including fractional Shares) having an aggregate Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series B Preferred in the form of additional Shares, such payment in Shares shall be made pro rata to the holders of Series B Preferred based upon the aggregate accrued but unpaid dividends on the Shares of Series B Preferred held by each such holder.

         Section 3.        Liquidation.

         Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series B Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accrued and unpaid dividends) of all Shares held by such holder, and the holders of Series B Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series B Preferred held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series B Preferred. The Corporation shall mail written notice of such liquidation, dissolution or winding up, not less than 60 days prior to the payment date stated therein, to each record holder of Series B Preferred. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of less than substantially all of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section.

         Section 4.        Redemption.

         4A. Optional Redemptions. The Corporation may at any time redeem all or any portion of Series B Preferred then outstanding. On any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon.

         4B. Redemption Payment. For each Share which is to be redeemed, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares ratably among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares (plus all accrued and unpaid dividends thereon) held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

         4C. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Series B Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Irrespective of mailing any notice of redemption which relates to a redemption at the Corporation's option, the Corporation shall not become obligated to redeem the total number of Shares specified in such notice at the time of redemption specified therein if such notice contains conditions precedent which must be satisfied prior to redemption. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within ten (10) business days after surrender of the certificate representing the redeemed Shares.

         4D. Determination of the Number of Each Holder's Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of Series B Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

         4E. Dividends After Redemption Date. No Share is entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof. On such date all rights of the holder of such Share shall cease, and such Share shall not be deemed to be outstanding.

         4F. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be cancelled, and shall be deemed to be undesignated authorized and unissued preferred shares.

         4G. Other Redemptions or Acquisitions. The Corporation shall not redeem or otherwise acquire any Series B Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro-rata to all holders of Series B Preferred on the basis of the number of Shares owned by each such holder.

         4H. Accrued Dividends Must be Paid Prior to Any Redemption. The Corporation may not redeem any Series B Preferred, unless all dividends accrued on the outstanding Series B Preferred through the immediately preceding Dividend Reference Date have been paid in full.

         Section 5.        Voting Rights.    The Series  B Preferred  shall have
                           no voting rights unless specifically authorized by the DGCL.

         Section 6.        Conversion.

         6A.      Conversion Procedure.

                  (i)At any time and from time to time, any holder of Series B Preferred may convert all or any portion of the Series B Preferred (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $7.00 and dividing the result by the Conversion Price then in effect.

                  (ii)Each conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series B Preferred as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                  (iii)The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value thereof (plus all accrued and unpaid dividends thereon).

                  (iv)As soon as possible after a conversion has been effected (but in any event within ten (10) business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

                          (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                          (b) payment in an amount equal to all accrued dividends with respect to each Share converted, which have not been paid prior thereto, plus the amount payable under subparagraph (ix) below with respect to such conversion; provided, however, that such accrued dividends may, at the Corporation's option, be converted into an additional number of shares of Conversion Stock by dividing the amount of unpaid dividends by the Conversion Price; and

                          (c) a certificate representing any Shares of Series B Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (v)If the Corporation is not permitted under applicable law to pay any portion of the accrued dividends on the Series B Preferred being converted, the Corporation may (i) pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment or (ii) such portion of the unpaid dividends may, at the Corporation's option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price.

                  (vi)The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred shall be made with a nominal transfer charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series B Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

                  (vii)The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                  (viii)If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be deliverable upon any conversion of the Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                  (ix)The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).

                  (x)If the shares of Conversion Stock issuable by reason of such conversion of Series B Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided above together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

         6B.  Conversion Price.   The Conversion Price shall be $7.00.

         6C. Limitation on Conversion. Notwithstanding any other provisions hereof, no holder of Shares shall be entitled to exercise the conversion rights under this Section to acquire any share or shares of Common Stock if, as a result of such conversion, such holder and its affiliates, directly or indirectly, would own, control or have power to vote a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates would be permitted to own, control or have power to vote under any law or under any regulation, rules or other requirement of any governmental authority at any time applicable to such holder and its affiliates. For purposes of this paragraph, a written statement of the holder involved, to the effect that such holder is legally entitled to exercise its conversion rights under this Section to acquire shares of Common Stock and that such holder shall not violate the prohibitions set forth in the preceding sentence, shall be sufficient evidence of the legality thereof and shall obligate the Corporation to deliver certificates representing the shares of Common Stock so purchased in accordance with the other provisions hereof.

         6D. Corporation's Option to Force Conversion. At any time after September 30, 1998, the Corporation shall have the right to require any holder of the Series B Preferred to convert such Shares (including accrued dividends thereon) within thirty (30) days after written notice is given to such holder at the Conversion Price stated herein.

         Section 7.        Registration of Transfer.

         The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Subject to compliance with applicable securities laws, upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the holder's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate. All transfers of Shares shall be subject to any restrictions imposed by applicable federal and state securities laws.

         Section 8.        Replacement.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of any of the Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at the holder's expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 9.        Amendment and Waiver.

         No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 10 hereof without the prior written consent of the holders of at least 51% of the Series B Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series B Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series B Preferred or the times at which redemption of Series B Preferred is to occur, without the prior written consent of the holders of at least 80% of the Series B Preferred then outstanding, (b) the Conversion Price of the Series B Preferred or the number of shares or class of stock into which the Series B Preferred is convertible, without the prior written consent of the holder of at least 80% of the Series B Preferred then outstanding or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least 80% of the Series B Preferred then outstanding.

         Section 10.       Notices.

         Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and
(ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Designation to be signed by its President and attested by its Secretary this ____ day of September, 1997


-------------------------------
Brent M. Cook
President
Covol Technologies, Inc.




Attest ---------------------------